ACQUISITION AGREEMENT


     ACQUISITION AGREEMENT (ACQUISITION), dated the 16th day of December, 1999 by and between Triam, Ltd., a Nevada Corporation (hereinafter called "Triam" and Northwest Financial, Ltd., a Minnesota Corporation, (hereinafter called Northwest).


                                 ACQUISITION

     The Acquisition will comprise in general the conveyance by Northwest to Triam, of all of the assets, liabilities, and all the outstanding shares of Northwest, the issuance by Triam to Northwest of 10,000,000 shares of Triam INVESTMENT common stock, as hereinafter set forth, and the subsequent transfer of ownership of Northwest with the concomitant distribution of Triam shares to Northwest stockholders. Northwest proposes to sell its assets and liabilities, and all its outstanding shares for 10,000,000 shares of Triam's $0.001 (one tenth cent) par value Investment common stock. Northwest will then effect a distribution of the Triam shares to its shareholders in exchange for their Northwest stock through the Escrow Holder Merit Transfer Company. The Acquisition will then be completed by Triam and Northwest will become a 100% wholly owned subsidiary of Triam and change it's name to "WHY USA Mortgage Services, Inc.", and continue to operate in the mortgage business. Said shares when issued to be Restricted and issued for investment purposes only, and may be sold only in compliance with Regulation D, Rule 144 of the Securities and Exchange Act of 1933, as amended. The shareholders of Northwest would then own investment stock of Triam, Ltd.


                                  AGREEMENT

     In order to consummate the forgoing Acquisition and in consideration of the promises and of the representations and undertakings herein set forth, the parties agree as follows:

     1. The Acquisition Agreement will involve the Acquisition by Triam of all of the property, assets, good will, name, business, and outstanding Common Stock Shares of Northwest, in exchange solely for Ten Million Shares, of one-tenth cent par value Investment stock of Triam and Northwest distributing the shares to the shareholders of Northwest through the escrow holder Merit Transfer Company.

     2. Triam is a corporation duly organized and existing under the laws of the State of Nevada, with authorized capital stock consisting of 100,000,000 shares of common voting stock with a par value of $0.001 per share. Twenty One Million Four Hundred Thousand Four Hundred Sixty, (21,400,460) of Triam common shares will be duly issued and outstanding, on the date of this Agreement. Triam will amend its's Articles of Incorporation to change its' name to "WHY USA Financial Group, Inc.

     3. It is understood by the parties that the balance sheet of Triam as of June 30, 1999, and


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as shown on the June 30, 1999 Federal Tax Return, were prepared by a Certified
Public Accountant, and Triam warrants that such balance sheets fairly represent the financial position of Triam, and no assets have been acquired or liabilities incurred since June 30, 1999.

     4. It is understood, and Triam hereby represents, that Triam has good and marketable title to all the properties it purports to own by this agreement as described in the balance sheet as of June 30, 1999, referred to in paragraph #3 above.

     5. It is understood and Triam hereby represents, that Triam is not a party to any pending or threatened litigation which might adversely affect the assets of Triam.

     6. All taxes which Triam is required by law have been or will be duly paid for all periods up to and including the date on which this agreement is signed.

     7. It is understood, and Triam represents that the assets owned by Triam have not, since negotiations commenced between the parties, been materially or adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike, embargo, confiscation of vital equipment, materials or inventory, or acts of God.

     8. Triam has not caused, and will not cause, suffer nor permit prior to the closing of this Agreement:

          a. Any change in the condition (financial or otherwise) of its assets, liabilities or business.

          b. Any damage, destruction or loss (whether or not covered by insurance) adversely affecting the business or any of the properties of Triam or of any item carried on the accounts of Triam.

          c. Any declaration, setting aside a payment of any dividend or other distribution in respect to any of Triam capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock.

          d. Any increase in the compensation payable or to become payable by Triam to any of its officers, employees, or agents or any bonus payment or arrangement made with any or to any of them.

          e. Any event or condition of any character adversely affecting the business or properties of Triam. Triam has furnished a statement, which is a true and complete statement of Triam's financial condition and of its assets reflected on said balance sheet, excepting liabilities, such as attorneys', consultants', and accountants' fees and administrative costs incurred in connection with this transaction, which will be paid in full by Triam on completion of this Agreement.

     9. Triam shall bear the costs of its own accountants', consultants', and attorneys' fees, and its own administrative costs which it incurs in connection with this transaction.


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     10. Prior to or at the time of the consummation of this transaction,
Triam shall furnish to Northwest a complete and accurate list of its shareholders and outstanding securities, certified by the transfer agent as of the record date for its shareholders meeting held to consider this transaction.

     11. Triam hereby warrants that Triam's stock is not listed or quoted in the inter-dealer quotation services, and that the stock will be listed and quoted after the Agreement is completed and effected.

     12. Northwest is a corporation duly organized and existing under the laws of the State of Minnesota with authorized capital stock consisting of 100,000 shares of common voting stock with no par value per share. One Hundred Thousand (100,000) of Northwest common shares will be duly issued and outstanding upon the consummation of the proposed Acquisition Agreement.

     13. It is understood by the parties that the balance sheet of Northwest, as of December 16, 1999, is unaudited, and Northwest warrants that such balance sheets fairly represents the financial position of Northwest as of such date.

     14. It is understood, and Northwest hereby represents, that Northwest has good and marketable title to all the properties it purports to convey by this agreement as described in the balance sheet as of December 16, 1999, referred to in paragraph #3 above.

     15. It is understood and Northwest represents that Northwest is not a party to any pending or threatened litigation which might adversely affect the assets of Northwest which are to be transferred to Triam.

     16. All taxes which Northwest is required by law to pay in regard to the assets to be transferred have been or will be duly paid for all periods up to and including the date on which this agreement is signed.

     17. It is understood, and Northwest represents, that the assets to be transferred by Northwest have not, since negotiations commenced between the parties, been materially or adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike, embargo, confiscation of vital equipment, materials or inventory, or acts of God.

     18. Northwest has not caused, and will not cause, suffer nor permit prior to the closing of this Agreement:

          a. Any change in the condition (financial or otherwise) of its assets, liabilities or business.

          b. Any damage, destruction or loss (whether or not covered by insurance) adversely affecting the business or any of the properties of Northwest or of any item carried on the accounts of Northwest.

          c. Any declaration, setting aside a payment of any dividend or other distribution in respect to any of Northwest's capital stock, or any direct or


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indirect redemption, purchase or other acquisition of any such stock.

          d. Any increase in the compensation payable or to become payable by Northwest to any of its officers, employees, or agents or any bonus payment or arrangement made with any or to any of them.

          e. Any event or condition of any character adversely affecting the business or properties of Northwest. Prior to the signing of this agreement, Northwest shall furnish a statement, which shall be a true and complete statement of Northwest's financial condition and of its assets and liabilities, and warrants that no liabilities are outstanding which are not reflected on said balance sheet, excepting liabilities, such as attorneys' and accountants' fees and administrative costs incurred in connection with this transaction.

     19. Northwest shall bear the costs of its own accountants' and attorneys' fees, and its own administrative costs which it incurs in connection with this transaction.

     20. Prior to or at the time of the consummation of this transaction, Northwest shall furnish to Triam a complete and accurate list of its shareholders and outstanding securities, certified by the company agent as of the record date for its shareholders' meeting held to consider this transaction.

     21. In exchange for all of the assets and outstanding common stock of Northwest, Triam shall issue to Northwest, 10,000,000 shares of its investment common stock, bringing the total of issued and outstanding shares of Triam to not more than 31,400,460 shares, as of December 16, 1999, the date the Acquisition is completed, at which time the shareholders of Northwest would then own investment common stock of Triam. Upon completion of the Acquisition, Northwest shall distribute the Triam issuance of 10,000,000 shares of investment common stock to its shareholders at the rate of one hundred shares of Triam for one share of Northwest. No fractional shares shall be issued. The shares to be issued on December 16, 1999, will be issued by the transfer agent Merit transfer Company, to the Northwest shareholders, in exchange for each certificate of Northwest submitted, using the same ratio agreed to above. Each certificate must be signed by the shareholder with a signature guarantee, by a Bank or Stock Brokerage Firm. There is a charge of $20.00 per certificate.

     22. It is understood by and between all the parties hereto that the representations made by the parties in negotiations leading up to this Agreement and terms of this Agreement are material and that the parties have entered into this Agreement in reliance on said representations. In the event Triam is held liable for any damage or expense incurred due to Triam's reliance on representations made by Northwest, then Northwest shall indemnify and hold harmless Triam for any and all such damage fees. In the event Northwest is held liable for any damage or expense incurred due to Northwest's reliance on representations by Triam then Triam shall indemnify and hold harmless Northwest for any and all such damage and expenses including, but not limited to, costs and attorneys' fees.

     23. The Acquisition Agreement is made and entered into subject to approval of the shareholders of Triam and Northwest. Each party shall call a meeting of its shareholders on or


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before Thursday, December 16, 1999, in order to obtain shareholder ratification of the Acquisition Agreement If a favorable vote of the shareholders of each party is received on or before the December 16, 1999 meetings, then the Acquisition shall be effected on the 16th day of December 1999 If the shareholders of either or both parties hereto shall fail to approve this Acquisition Agreement, the parties shall each bear their own costs and damages resulting from the resultant failure of the Acquisition The above time table and dates may be extended at the request of either party, by mutual agreement of the parties.


     24. At any time prior to the consummation of The Acquisition Agreement on December 16, 1999 the Board of Directors of any of the parties hereto may, by formal resolution of the Board, withdraw from the Acquisition Agreement. Notice of such withdrawal, together with a copy of the resolution, shall be served upon the other parties to the contract, and in the event any party exercises its option to withdraw as set forth herein, it is mutually agreed that neither of the parties shall seek to impose any liability upon the other as a result of the failure of the Acquisition. Each party will bear its own costs and damages which may result from a failure of the Acquisition for any reason whatsoever.

     25. This Acquisition Agreement has been signed by the officers of the respective parties, and is subject to approval of the respective Boards of Directors. Such approval shall be by formal resolution, copies of which shall be exchanged by the parties as soon as such approval is received The Agreement is also expressly made subject to compliance with federal and state laws.

     IN WITNESS WHEREOF, the parties hereto executed this Acquisition Agreement on the day and year first written above.



TRIAM, LTD
A Nevada Corporation


by:/s/ David H. Timms
     President



NORTHWEST FINANCIAL, LTD.
A Minnesota Corporation


by:/s/ Donald L. Riesterer
     President




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